PRESS RELEASE

SEQUENTIAL BRANDS GROUP NAMES YEHUDA SHMIDMAN CEO

LOS ANGELES, California - November 20, 2012 – The Board of Directors of Sequential Brands Group, Inc. (OTC:SQBG) ("Sequential" or the "Company") today announced that Yehuda Shmidman has joined the Company as its Chief Executive Officer, that he will join the Board of Directors, and that Colin Dyne has resigned effective immediately to pursue other opportunities.

“We are thrilled to welcome Yehuda Shmidman to Sequential Brands Group,” commented William Sweedler, Chairman of Sequential. “With Yehuda’s proven track record, we are confident that we have the leader in place to execute our brand management and licensing playbook going forward. Sequential is embarking on the launch of the William Rast brand at J.C. Penney, and it has signed new cornerstone licensing agreements for its DVS and People’s Liberation brands. Under Yehuda’s direction, we look forward to Sequential continuing to build on the organic growth of its current brands and executing its pipeline of accretive acquisitions. This is an extraordinarily exciting time for our Company.”

Yehuda Shmidman previously served as Chief Operating Officer of Iconix Brand Group, Inc. (NASDAQ:ICON) (“Iconix”), the second largest licensor in the world after Disney and one of the largest apparel licensors in the world, with an estimated $12 billion in annual retail sales generated from its brand portfolio in 2011. Mr. Shmidman joined Iconix in the fall of 2005, the first year of Iconix’s transformation to a pure-play brand licensing company. Over the span of seven years with the firm, Mr. Shmidman held multiple positions of increasing responsibility, ranging from head of global business development to direct involvement with corporate initiatives related to mergers & acquisitions, global joint ventures, corporate finance, and investor relations, which led to his promotion to COO in 2010.

“I believe Sequential is uniquely positioned to become one of the leading brand management platforms in the world, and I am thrilled to be joining the organization as CEO to lead the charge,” Mr. Shmidman stated. “In establishing the vision of this Company, and by providing the capital to execute, Bill Sweedler and Tengram Capital Partners founded Sequential with a clear business plan and an equally clear path to achieve its growth objectives. I am delighted for the opportunity to lead the team, and I am looking forward to working closely with the Board of Directors to build Sequential Brands Group in the years ahead.”

During Mr. Shmidman’s seven year tenure at Iconix, its market capitalization more than quadrupled and its brand portfolio grew from five brands to more than twenty-five consumer brands across the fashion, home, consumer electronics, and entertainment industries.

Before joining Iconix, Mr. Shmidman’s career in brand development began as one of the first employees of a start-up licensing agency in New York that made its mark in the industry when it introduced the designer Isaac Mizrahi to Target stores, resulting in a long term direct-to-retail partnership. In 2011, he was named in the "40 Under 40" list by Crain's New York. Mr. Shmidman graduated magna cum laude from Yeshiva University with a Bachelor's degree in Political Science.

Mr. Sweedler added, “The Board of Directors wishes to thank Colin Dyne for his service as CEO and Board member. We wish him the best in all of his future endeavors.”

About Sequential Brands Group

Sequential Brands Group, Inc. (OTC:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands that presently include William Rast®, People's Liberation® and DVS Action Sports. The Company ensures that its brands continue to thrive and grow by employing strong brand management, design, and marketing teams. The Company has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information please visit the Company's corporate web site at: www.sequentialbrandsgroup.com

About Tengram Capital Partners

Tengram Capital Partners, LLC is a private equity firm that focuses exclusively on leading middle-market consumer and retail companies that own strong recognizable brands. The team has a diverse background of consumer investing and operating expertise that assists and guides company management to unlock the true potential of their brand. Tengram invests in or acquires both public and private consumer companies. Tengram and its predecessor fund, Windsong Brands, LLC, has investments in Robert Graham, Sequential Brands Group, Nest Fragrances, Ellen Tracy, Caribbean Joe, Field & Stream, Carlos Falchi, Design Within Reach, and Cloudveil. For more information please visit Tengram’s corporate web site at: www.tengramcapital.com

Foward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the Company's plans to grow its current brands and its plans to execute on its pipeline of accretive acquisitions. Factors which could cause actual results to differ materially from these forward-looking statements include the Company's ability to identify and acquire brands, the Company's ability to license new and existing brands to third party retailers, distributors, and manufacturers on terms acceptable to the Company, the Company's ability to develop and maintain strategic business relationships for its brands, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Investors

(203) 682-8212

For Press

Andrea Sobel

(213) 745-2123

asobel@sequentialbrandsgroup.com